Exhibit 4.3
INVESTOR RIGHTS AND RESTRICTIONS AGREEMENT
AMONG
THE GREENBRIER COMPANIES, INC.,
WLR RECOVERY FUND IV, L.P.,
WLR IV PARALLEL ESC, L.P.,
WL ROSS & CO. LLC
(solely with respect to Section 4.8 and 7.3 through 7.12)
AND
THE OTHER HOLDERS FROM TIME TO TIME PARTY HERETO
Dated as of June 10, 2009

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TABLE OF CONTENTS
(Continued)

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INVESTOR RIGHTS AND RESTRICTIONS AGREEMENT
     THIS INVESTOR RIGHTS AND RESTRICTIONS AGREEMENT (this “Agreement”) is entered as of June 10, 2009, among The Greenbrier Companies, Inc., an Oregon corporation (the “Company”), and WLR Recovery Fund IV, L.P., a Delaware limited partnership (“WLR-IV”), WLR IV Parallel ESC, L.P., a Delaware limited partnership (“Parallel Employee Fund”), WL Ross & Co. LLC, a Delaware limited liability company (which shall be a party hereto solely for purposes of Sections 4.8 and 7.3 through 7.12) (“WLRCo.”), and each of the other Holders (as defined below) from time to time party hereto.
RECITALS
     WHEREAS, the Company has entered into that certain Credit Agreement, dated as of the date hereof (the “Credit Agreement”), with WLRCo., as administrative agent, and WLR-IV and Parallel Employee Fund as the initial “Holders” thereunder; and
     WHEREAS, simultaneously herewith and in order to induce WLR-IV and Parallel Employee Fund to enter into the Credit Agreement, the Company is entering into a Warrant Agreement (the “Warrant Agreement”) pursuant to which the Company shall issue and deliver warrant certificates evidencing warrants (the “Warrants”) to purchase up to an initial aggregate maximum of 3,377,903 shares of the Common Stock, subject to adjustment as set forth therein, all as subject to and in conformity with the terms of the Warrant Agreement; and
     WHEREAS, the parties hereto desire to enter into this Agreement with respect to certain arrangements relating to the Company, the Warrant Agreement, the Warrant certificates, the Warrants and the Underlying Common Stock; and
     WHEREAS, the applicable parties are entering into the transactions contemplated by the Warrant Agreement and this Agreement in part to pursue potentially mutually beneficial investment opportunities, whether made through the Company and its Subsidiaries, a joint venture or otherwise.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:
     1. DEFINITIONS
          1.1. Definitions. Unless otherwise specified herein, as used in this Agreement, the following terms shall have the following meanings:
          “Additional Acquired Shares” has the meaning set forth in Section 3.1(a).
          “Affiliate” means, as to any Person (the “subject Person”), any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with the subject Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that, with respect to any member of the WLR Group, “Affiliate” shall not include any Invesco Entities. “Affiliated” shall have the correlative meaning.
          “Agreement” has the meaning set forth in the preamble of this Agreement.
          “Applicable Exchange” has the meaning assigned to such term in the Warrant Agreement.
          “Beneficial Owner”, “Beneficially Own” and “Beneficial Ownership” have the meanings set forth in Rule 13d-3 under the Exchange Act, including the provision that any member of a “group” shall be deemed to have beneficial ownership of all securities beneficially owned by other members of the group, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule; provided, however, that a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person whether within 60 days or thereafter, upon the conversion, exchange or exercise of any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire (x) capital stock of any Person or (y) debt or other evidences of indebtedness, capital stock or other securities directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock of such Person. Unless specified otherwise, all calculations of Beneficial Ownership shall be made by including securities that the Person (and any group of which such Person is a member), but not any other Person (except member(s) of a group of which such Person is a member), has the right to acquire in both the numerator and the denominator. Notwithstanding the foregoing, for purposes of this Agreement and the Warrant Agreement, the Beneficial Ownership of Common Stock by WLR-IV, Parallel Employee Fund and the other members of the WLR Group (and the related terms “Beneficial Owner” and “Beneficially Own”) shall be calculated as set forth in Sections 1(a)(y)(D), (E) and (F) of the Stockholder Rights Agreement as amended as of the date hereof and without giving effect to any later amendments thereto or termination thereof.
          “Board” has the meaning assigned to such term in the Warrant Agreement.
          “Board Designee” has the meaning assigned to such term in Section 2.1(a).
          “Business” has the meaning assigned to such term in Section 4.8(a).
          “Business Day” has the meaning assigned to such term in the Warrant Agreement.
          “Capital Stock” means any and all shares of capital stock of the Company, including any and all shares of Common Stock.
          “Change of Control” means an event or series of events by which (i) any Person acquires Beneficial Ownership of 50% or more of the outstanding shares of Common Stock, (ii) all or substantially all of the consolidated assets of the Company are sold, leased, exchanged or Transferred to any Person or group of Persons, (iii) the Company is consolidated, merged, amalgamated, reorganized or otherwise enters into a similar transaction in which it is combined with another Person, unless the Persons who Beneficially Own the outstanding Voting Stock of the Company immediately before consummation of the transaction Beneficially Own a majority of the outstanding Voting Stock of the combined or surviving entity immediately thereafter in substantially the same proportion among such Persons as prior to giving effect to such transaction, or (iv) the holders of Capital Stock approve of any plan or proposal for the liquidation or dissolution of the Company.
          “Common Stock” means the Common Stock, no par value per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.
          “Company” has the meaning assigned to such term in the preamble of this Agreement, together with its successors and permitted assigns.
          “Competitor” means any Person identified in good faith by the Company as one of its significant competitors in North America or Europe in a certification previously delivered by the Company to WLR-IV and signed by the Chief Executive Officer or Chief Financial Officer of the Company, as such certification is supplemented or amended from time to time, with the consent of WLR-IV, which consent shall not be unreasonably withheld; provided that, for the purposes of Section 3.1(b)(iv) such Person was identified as such prior to the applicable Transfer of Company securities.
          “Convertible Securities” means all securities exercisable or exchangeable for, or convertible into, Voting Stock.
          “Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.
          “Demand Registrable Securities” has the meaning assigned to such term in Section 5.1(c).
          “Demand Registration Statement” has the meaning assigned to such term in Section 5.1(c).
          “Demand Request” has the meaning assigned to such term in Section 5.1(c).
          “Designee Termination Date” has the meaning assigned to such term in Section 2.1(d).
          “Director” means any member of the Board.
          “Excess Shares” has the meaning assigned to such term in the Warrant Agreement.
          “Exchange Act” has the meaning assigned to such term in the Warrant Agreement.

          “group” means a group of Persons within the meaning of Section 13 of the Exchange Act and Regulation 13D-G thereunder.
          “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including any put or call option, swap or other derivative transaction whether settled in cash or securities) to obtain a “short”, “call” or “put equivalent position” or total equity return swap with respect to the Common Stock.
          “Holder” means WLR-IV, Parallel Employee Fund and the other holders from time to time of Warrants or the Underlying Common Stock on the date hereof or who become a party to this Agreement pursuant to and in accordance with a Transfer permitted under Article 3; provided, that (a) for purposes of Article 5 of this Agreement, “Holders” means only those parties that hold shares of Underlying Common Stock that are Registrable Securities and (b) Transferees who acquire Underlying Common Stock or Warrants in accordance with Section 3.1 of this Agreement, who are not members of the WLR Group and who are required to become “Holders” for purposes of this Agreement, shall be subject to, and entitled to the benefits of, Article 3 (but only to the extent set forth therein applicable to such Transferee) and Article 5 hereof but shall not be subject to, or have the benefits of, Article 2 or 4 hereof.
          “Indemnified Party” has the meaning assigned to such term in Section 5.4(c).
          “Indemnifying Party” has the meaning assigned to such term in Section 5.4(c).
          “Initial WLR Designees” has the meaning assigned to such term in Section 2.1(a).
          “Invesco Entities” has the meaning assigned to such term in Section 1(a)(y)(E) of the Stockholder Rights Agreement as amended as of the date hereof and without giving effect to any later amendment or termination thereof.
          “Investment Committee” has the meaning assigned to such term in Section 4.8(a).
          “Investment Opportunities” has the meaning assigned to such term in Section 4.8(a).
          “Lock-Up” has the meaning assigned to such term in Section 5.7.
          “Mandatory Black-Out Period” means each period during which Persons are generally restricted from trading in Common Stock pursuant to the Company’s then-applicable insider trading policy as from time to time adopted by the Board in good faith.
          “Majority Holders” has the meaning assigned to such term in Section 5.2(c).
          “Managing Underwriters” has the meaning assigned to such term in Section 5.2(c).
          “Market Cut-Back” has the meaning assigned to such term in Section 5.2(d).
          “Minimum Price” has the meaning assigned to such term in Section 6.1.

          “N&CG Committee” has the meaning assigned to such term in Section 2.1(a).
          “180-Day Limitation” has the meaning assigned to such term in Section 5.2(a).
          “Offering Notice” has the meaning assigned to such term in Section 6.2(b).
          “Parallel Employee Fund” has the meaning assigned to such term in the preamble of this Agreement.
          “Permitted Transferee” has the meaning assigned to such term in Section 3.1(a).
          “Permitted Representatives” has the meaning assigned to such term in Section 2.2.
          “Person” has the meaning assigned to such term in the Warrant Agreement.
          “Piggyback Notice” has the meaning assigned to such term in Section 5.1(d).
          “Piggyback Registration” has the meaning assigned to such term in Section 5.1(d).
          “Prospectus” shall mean the prospectus relating to the Underlying Common Stock included in a Registration Statement, as such prospectus may be amended or supplemented from time to time, in each case including all materials incorporated by reference therein.
          “Purchase Rights” has the meaning assigned to such term in Section 6.3.
          “Registrable Securities” means all or any of the shares of Underlying Common Stock and, subject to the limitations set forth therein, any shares of Common Stock issued pursuant to Section 6.2 and 6.3, if applicable; provided, however, that such shares shall cease to be Registrable Securities (i) when such shares shall have been sold or Transferred pursuant to a Registration Statement, (ii) when such shares have been Transferred in compliance with Rule 144 under the Securities Act, or are Transferable by a Person who is not an Affiliate of the Company pursuant to Rule 144 without any volume or manner of sale restrictions thereunder, or (iii) if such shares shall have ceased to be outstanding.
          “Registration Request” has the meaning assigned such term in Section 5.1(c).
          “Registration Statement” means any Shelf Registration Statement, Demand Registration Statement or registration statement used in connection with a Piggyback Registration.
          “Restricted Securities” has the meaning assigned such term in Section 3.2(a).
          “SEC” has the meaning assigned to such term in the Warrant Agreement.
          “Securities Act” has the meaning assigned to such term in the Warrant Agreement.

          “Shelf Registration Statement” has the meaning assigned such term in Section 5.1(a).
          “Shelf Request” has the meaning assigned to such term in Section 5.1(a).
          “Standstill Period” means the period beginning on the date hereof and ending on the earlier of (i) the fifth anniversary of the date hereof and (ii) the date that the WLR Group no longer has Beneficial Ownership of at least 5% of the Total Current Voting Power of the Company.
          “Stockholder Rights Agreement” means the Rights Agreement, dated as of July 13, 2004, between the Company and EquiServe Trust Company, N.A., as amended by Amendment No. 1, dated November 9, 2004, Amendment No. 2, dated February 5, 2005, and Amendment No. 3, dated June 10, 2009, unless the context otherwise requires, as amended or supplemented from time to time, and any other shareholder rights agreement of the Company commonly known as a “poison pill.”
          “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more than 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity, or (C) a general or managing partnership interest in such entity.
          “Third Party” has the meaning assigned to such term in Section 4.1(b)(i).
          “Total Current Voting Power” means at the time of determination of Total Current Voting Power, the total number of votes which may be cast on the election of Directors at any meeting at which all classes of Voting Stock are entitled to vote (assuming for this purpose that all Warrants have been exercised at the applicable time).
          “Tranche Request” has the meaning assigned to such term in Section 5.1(b).
          “Transfer” means, directly or indirectly, to sell, transfer, distribute, assign, pledge, loan, hedge, encumber, hypothecate or similarly dispose of (by merger, operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other legally binding commitment with respect to the sale, transfer, distribution, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, operation of law or otherwise), any Voting Stock, any Convertible Securities, or any interest in any Voting Stock or Convertible Securities.
          “Underlying Common Stock” has the meaning assigned to such term in the Warrant Agreement.
          “Voting Stock” means shares of the Common Stock and any other securities of the Company or its successor having the power generally to vote in the election of members of the Board or the equivalent of its successor (but not class voting rights which apply upon the occurrence of certain events, such as dividend arrearages).
          “Warrant Agreement” has the meaning assigned to such term in the recitals to this Agreement.
          “Warrants” has the meaning assigned to such term in the recitals to this Agreement.
          “WLR Board Designee” has the meaning assigned to such term in Section 2.1(a).
          “WLR-IV” has the meaning assigned to such term in the preamble of this Agreement.
          “WLRCo.” has the meaning assigned to such term in the preamble of this Agreement.
          “WLR Group” has the meaning assigned to such term in the Warrant Agreement.
     2. CORPORATE GOVERNANCE RIGHTS
          2.1. Board Designee.
          (a) The Company will cause two designees of WLR-IV to be appointed to the Board (the “Initial WLR Designees”), one of whom shall be a Class I Director and one of whom shall be a Class II Director, and will cause each such appointment to be effective on the first Business Day after the date hereof. To the extent required by applicable law, the Company’s articles of incorporation or by-laws, at the first annual meeting of the Company’s shareholders after the date hereof, the Company shall propose that the Company’s shareholders ratify the appointment contemplated hereby of the Initial WLR Designees. In addition, and without limiting the foregoing, from and after the date hereof through the Designee Termination Date, with respect to any meeting of the Company’s shareholders at which Class I Directors are elected generally, including the first annual meeting of the Company’s shareholders after the date hereof (or, if the Board is not classified at any such time, with respect to any meeting of the Company’s shareholders at which Directors are elected generally), the Company shall nominate an individual designated by WLR-IV to the Board (as a Class I Director if at such time the Board is classified) (the “WLR Board Designee” and collectively, with the Initial WLR Designees, the “Board Designees”); provided, however, that no nomination of a WLR Board Designee shall be required unless such nominee shall (i) be qualified and suitable to serve as a member of the Board under all applicable corporate governance policies and guidelines of the Company and the Board, and applicable legal, regulatory and Applicable Exchange requirements, (ii) not be (or be a representative of or otherwise Affiliated with) a Competitor, and (iii) be acceptable to the Board (including the Nominating and Corporate Governance Committee (the “N&CG Committee”) of the Board) in its good faith discretion. As of the date hereof, the Board has determined that Wilbur L. Ross, Jr. and Wendy L. Teramoto are acceptable Board Designees pursuant to the foregoing criteria. WLR-IV shall take all necessary action to cause any proposed WLR Board Designee (other than Wilbur L. Ross, Jr. and Wendy L. Teramoto, so long as there is no new development or change in circumstance affecting the designation of either of them that would reasonably cause the Board to review and update the Board’s determination that either of them would be an acceptable WLR Board Designee) to make himself or herself reasonably available for interviews, to consent to such reference and background checks or other investigations and to provide such information as the Board or the N&CG Committee may reasonably request. In addition, each proposed WLR Board Designee shall provide such information necessary to determine whether the proposed WLR Board Designee is independent from the Company under various requirements and institutional investor guidelines and such other information necessary to determine any disclosure obligations of the Company as the Board or the N&CG Committee may reasonably request. The Company agrees to use the same efforts to cause the WLR Board Designee to be elected to the Board (and to cause the appointment of the Initial WLR Designees to be ratified as described above) as it uses to cause other nominees of the Board to be elected and, once elected or ratified, as applicable, each Board Designee shall serve until his or her respective successor is elected and qualified or until his or her earlier death, disability or resignation or removal by the shareholders of the Company. Provided that the WLR Board Designee then meets the requirements set forth in the third sentence of this Section 2.1(a) and the Designee Termination Date has not yet occurred, the Company shall nominate such WLR Board Designee for re-election as a Director at the end of each term of such WLR Board Designee as part of the slate proposed by the Company that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of the Board. In the event that the WLR Board Designee ceases to be a member of the Board, so long as the Designee Termination Date has not occurred, WLR-IV may select another individual to fill the vacancy created thereby and, if the Board determines that such individual meets the criteria set forth in the third sentence of this Section 2.1(a), such individual shall become the WLR Board Designee and shall be appointed to fill such vacancy.
          (b) The Board Designees shall be subject to the policies and requirements of the Company and its Board, including the Corporate Governance Guidelines of the Board and the Company’s Business Conduct Policy, and shall comply with the Company’s insider trading policy, in a manner consistent with the general application of such policies and requirements to other members of the Board. The Company shall indemnify the Board Designees and provide the Board Designees with director and officer insurance to the same extent it indemnifies and provides insurance for the other members of the Board pursuant to its organizational documents, applicable law or otherwise. The Company shall pay the Board Designees customary compensation and benefits provided to other Directors who are not employees of the Company and shall reimburse the Board Designees for their reasonable out-of-pocket expenses incurred for the purpose of attending meetings of the Board or committees thereof, in accordance with the Company’s general reimbursement policy in effect from time to time.
          (c) Prior to the Designee Termination Date, if no Board Designee is currently serving on the Board, WLR-IV shall have the right to designate a representative who may attend meetings of the Board and any Board committee meetings (whether such meetings are held in person, telephonically or by other means) in a non-voting, observer capacity and the Company shall provide such representative with copies of all notices, minutes, consents and other materials that it provides Directors at the same time as delivered to such Directors; provided that the Company may exclude such representative from any meeting or portions thereof and exclude such materials or portions thereof (as long as Company notifies WLR-IV that such materials have been excluded and certifies that it has determined in good faith that such exclusion is reasonably necessary to (i) preserve attorney-client privilege or (ii) protect against disclosure of information related to the Warrants or any other matter which any member of the WLR Group has an interest that is different from the interests of shareholders generally). As a condition precedent to becoming a non-voting observer, each individual designated as a representative of WLR-IV pursuant to this Section 2.1(c) shall execute a confidentiality agreement with the Company on customary terms. Any Board observation rights granted pursuant to this Section 2.1(c) shall terminate and be of no further force or effect upon the earlier to occur of (i) a Board Designee again serving on the Board and (ii) the Designee Termination Date.
          (d) All obligations of the Company pursuant to this Section 2.1 shall terminate upon the first to occur of: (i) the fifth anniversary of the date of this Agreement, (ii) the date that the WLR Group no longer has Beneficial Ownership of at least 5% of the Total Current Voting Power of the Company, (iii) any Person shall have acquired Beneficial Ownership of 50% or more of the outstanding shares of Common Stock, (iv) the Company is consolidated, merged, amalgamated, reorganized or otherwise enters into a similar transaction in which it is combined with another Person, unless the Persons who Beneficially Own the outstanding Voting Stock of the Company immediately before consummation of the transaction Beneficially Own a majority of the outstanding Voting Stock of the combined or surviving entity thereafter in substantially the same proportion among such Persons as prior to giving effect to such transaction, (v) WLR-IV irrevocably waives and terminates in writing, on behalf of itself and the other members of the WLR Group, all of its and their rights under this Section 2.1, or (vi) WLR-IV, Parallel Employee Fund or any Permitted Transferee has breached the terms of this Agreement in any material respect and, with respect to breaches that are curable, such member of the WLR Group does not cure any such breach within 30 days of written notice of such breach from the Company (the date of such termination the “Designee Termination Date”). For avoidance of doubt, any breach by any member of the WLR Group of Sections 4.1, 4.5 or 4.9 shall be deemed material and not curable for purposes of the foregoing clause (vi).
          (e) Each of WLR-IV, Parallel Employee Fund and each Permitted Transferee shall cause any WLR Board Designee to resign, if requested by the Company, from the Board effective upon an event described in clause (iii), (iv) or (vi) of Section 2.1(d). Each of WLR-IV, Parallel Employee Fund and each Permitted Transferee agrees that the obligations imposed on them in this Section 2.1(e) are special, unique and of an extraordinary character, and that, in the event of breach by any of them or a WLR Board Designee of this Section 2.1(e), damages would not be an adequate remedy and the Company shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity; and each of WLR-IV, Parallel Employee Fund and each Permitted Transferee further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.
          2.2. Confidentiality. Each of WLR-IV, Parallel Employee Fund and each Permitted Transferee agrees, and shall cause each of its Affiliates, to (i) keep confidential all proprietary or non-public information of the Company and its Subsidiaries received by participation in the activities of the Board (whether from a Board Designee, non-voting observer or otherwise) or otherwise received by it from the Company, its Subsidiaries or their respective representatives, or any member of the WLR Group or its representatives, (ii) not disclose or reveal any such information to any Person without the prior written consent of the Company other than to those of WLR-IV’s, Parallel Employee Fund’s, each Permitted Transferee’s or their respective Affiliates’ directors, general partner and officers, attorneys, accountants and financial advisors (“Permitted Representatives”) whom such Person determines in good faith need to know such information for the purpose of evaluating, monitoring or taking any other action with respect to the investment by the members of the WLR Group in the Warrants or Underlying Common Stock, and (iii) cause those Permitted Representatives to observe the terms of this Section 2.2; provided that nothing herein shall prevent WLR-IV, Parallel Employee Fund, a Permitted Transferee or any of their respective Affiliates from disclosing any information that (1) is or becomes generally available to the public in accordance with law other than (A) as a result of any action or inaction by WLR-IV, Parallel Employee Fund, a Permitted Transferee or any of their respective Affiliates, Permitted Representatives or Subsidiaries, in violation of this Section 2.2, (B) in violation of any other confidentiality agreement between the Company and such Person, or (C) in violation of any other contractual, legal or fiduciary duty of such Person, (2) was within WLR-IV’s, Parallel Employee Fund’s or any of their respective Affiliate’s possession or developed by such Person prior to being furnished with such information (provided that the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information), (3) becomes available to WLR-IV, Parallel Employee Fund, a Permitted Transferee or any of their respective Affiliates on a non-confidential basis from a source other than the Company (provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information), or (4) is required to be disclosed by law or order (provided that, prior to such disclosure, WLR-IV or such Affiliate shall, unless prohibited by law or order, promptly notify the Company of any such disclosure, use reasonable efforts to limit the disclosure requirements of such law or order, and maintain the confidentiality of such information to the maximum extent permitted by law or order). Each of WLR-IV, Parallel Employee Fund and each Permitted Transferee shall not, and shall cause each of its Affiliates not to, contravene applicable insider trading policies and laws as they relate to the Company.
          2.3. Rights Solely for WLR. The rights and obligations of WLR-IV, Parallel Employee Fund and their Permitted Transferees pursuant to this Article 2 shall only apply to WLR-IV, Parallel Employee Fund and their Permitted Transferees, and may not be Transferred to any other Person.
     3. TRANSFERS
          3.1. Transfer Restrictions.
          (a) Until the date that is the fifth anniversary of the date hereof, no Holder may Transfer any of the Warrants or the Underlying Common Stock, or, in the case of any member of the WLR Group, any Common Stock acquired by it pursuant to the application of Sections 4.4, 6.2 or 6.3 (the “Additional Acquired Shares”), except (i) a Transfer (x) to the Company, (y) in a transaction that has been specifically approved by the Company in writing, or (z) pursuant to a tender offer or transaction described in clause (iii) or (iv) of the definition of Designee Termination Date set forth in Section 2.1(d), in each case, approved by the Board, (ii) a Transfer by a member of the WLR Group to another member of the WLR Group (a “Permitted

Transferee”), (iii) in the case of the Underlying Common Stock or Additional Acquired Shares, a Transfer to a Transferee that is not a Holder or an Affiliate of such Transferring Holder pursuant to an effective registration statement covering the resale of the Restricted Securities, (iv) in the case of the Underlying Common Stock or Additional Acquired Shares, a Transfer to a Transferee that is not a Holder or an Affiliate of the Transferring Holder pursuant to Rule 144 under the Securities Act, (v)(x) a private Transfer to a Person that is not a Permitted Transferee that is otherwise exempt from the registration requirements of the Securities Act (including any such Transfer in connection with the Transfer to such Person of a loan interest under and in accordance with the Credit Agreement), and (y) in the case of a Person that is an individual, as a bona fide gift or gifts, or by will or intestacy, or solely for charitable purposes, or to any trust, limited partnership or limited liability company the beneficiaries or members of which are exclusively such Holder or the immediate family or such Holder (for purposes hereof, “immediate family” shall mean any relationship by blood, adoption or marriage not more remote than first cousin), provided such Transfer does not involve a disposition for value), or (vi) a Transfer by a Holder that is a limited partnership to the limited partners of such Holder (whether in a single transaction or series of related transactions) in connection with which all or a portion of such securities are distributed on a basis proportionate with such limited partners’ equity interest in such Holder; provided, however, that each such Transfer must comply with such of the following requirements as are applicable:
          (A) in the case of a Transfer pursuant to clause (iv) or (v)(x) of this Section 3.1(a), as a condition precedent to such Transfer, unless otherwise agreed by the Company in writing, the Transferor delivers an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed Transfer is exempt from registration under the Securities Act and applicable state securities laws;
          (B) in the case of a Transfer pursuant to clause (ii) or (v) of this Section 3.1(a), as a condition precedent to such Transfer, the Transferee delivers a written instrument to the Company, in form and substance reasonably satisfactory to the Company, confirming that such Transferee is subject to and bound by the obligations of this Agreement as a “Holder” and, in the case of a Transfer pursuant to clause (ii) of this Section 3.1(a), as a “Permitted Transferee,” including the obligations contained in this Article 3 to the extent applicable to such Transferee; provided, however, that no such Transfer pursuant to clause (ii) shall relieve the applicable Holder of any of its obligations under this Agreement (and the applicable member of the WLR Group shall cause any applicable Permitted Transferee to comply with this Agreement and the Warrant Agreement, as applicable to it); provided, further, if any Permitted Transferee ceases to be a member of the WLR Group after a Transfer pursuant to clause (ii) of this Section 3.1(a), such Permitted Transferee must, at or prior to the time at which such Person ceases to be a member of the WLR Group, Transfer such Transferred securities to a member of the WLR Group;
          (C) in the case of a Transfer of shares of Underlying Common Stock or Additional Acquired Shares pursuant to clause (vi) of this Section 3.1(a), the Transferring Holder delivers a written instrument to the Company in form and substance reasonably satisfactory to the Company (which such instrument may be relied upon by the Company for purposes of determining the Holders for purposes of Article 5 until such time as the Company receives written notice otherwise from the Transferring Holder or the applicable Transferee) confirming, with respect to each Transferee, that either:
     (1) (x) such Transferee is not at the time of such Transfer, and has not been during the three months prior to such Transfer, an Affiliate of the Company or the Transferring Holder, (y) the Underlying Common Stock was not issued less than 12 months prior to the Transfer (if the exercise of the Warrant occurred pursuant to Section 3.4(a) of the Warrant Agreement), and (z) the Transfer of the Underlying Common Stock received upon the exercise of such Warrant (if the exercise of the Warrant occurred pursuant to Section 3.4(b) of the Warrant Agreement) did not occur within 12 months of the date of this Agreement, in which case such Transferee shall not be subject to any provision of this Agreement and the securities so Transferred shall not be required to bear the legends set forth in Section 3.2(a); or
     (2) (x) such Transferee is at the time of such Transfer, and/or has been during the three months prior to such Transfer, an Affiliate of the Company or the Transferring Holder, (y) the Underlying Common Stock was issued less than 12 months prior to the Transfer (if the exercise of the Warrant occurred pursuant to Section 3.4(a) of the Warrant Agreement), or (z) the Transfer of the Underlying Common Stock occurred within 12 months of the date of this Agreement (if the exercise of the Warrant occurred pursuant to Section 3.4(b) of the Warrant Agreement), in which case such securities so Transferred shall constitute Registrable Securities for purposes of Article 5 (and such Transferee shall have agreed to be bound by Article 5 of this Agreement (which, in the case of a Transfer pursuant to clause (vi) of Section 3.1(a), may be accomplished by the Transferee being deemed to have so agreed by virtue of its acceptance of the stock certificate evidencing the applicable equity interest bearing the restrictive legends reflecting such agreement)) and shall be required to bear the legends set forth in the first paragraph of Section 3.2(a));
          (D) in the case of a Transfer of Warrants pursuant to clause (vi) of this Section 3.1(a), the Transferee shall have agreed to be bound by Articles 3 and 5 of this Agreement and the Warrant Agreement and the Warrant Certificate so distributed (which, in the case of a Transfer pursuant to clause (vi) of Section 3.1(a), may be accomplished by the Transferee being deemed to have so agreed by virtue of its acceptance of the Warrant Certificate evidencing the applicable equity interest bearing the restrictive legends reflecting such agreement); provided that, if at the time of exercise of such Warrants the Holder thereof delivers a written instrument to the Company in form and substance reasonably satisfactory to the Company confirming the shares of Underlying Common Stock to be received upon such exercise will not constitute Registrable Securities, then such

Transferee shall be automatically released from all obligations, and not be entitled to any rights, under this Agreement and such shares of Underlying Common Stock shall not be required to bear the legends set forth in Section 3.2(a).
          (E) no such Transfers may be made prior to the six-month anniversary of the date hereof, except for a Transfer pursuant to clause (i), (ii) or (v), but in the case of a Transfer pursuant to clause (v) either solely in connection with the Transfer to a Person of a loan interest under and in accordance with the Credit Agreement of this Section 3.1(a) or Transfer pursuant to subclause (y) thereof; and
          (F) no Holder that is subject to (or an Affiliate of a Person that is subject to) the Company’s then-applicable insider trading policy may Transfer any of the Warrants or any shares of Underlying Common Stock during any Mandatory Black-Out Period, except to the extent permitted under such trading policy.
          (b) Notwithstanding the foregoing, no Holder, unless specifically approved by the Company in writing or pursuant to a tender offer or transaction described in clause (iii) or (iv) of the definition of Designee Termination Date set forth in Section 2.1(d), in each case, approved by the Board, may Transfer Warrants or the Underlying Common Stock or, in the case of any member of the WLR Group, any Additional Acquired Shares:
          (i) to any Person (other than a Permitted Transferee and the WLR Group) such that, after consummation of such Transfer, the Transferred securities when aggregated with any other securities Beneficially Owned by such Person, such Person would have Beneficial Ownership of Voting Stock representing in the aggregate, to such Holder’s knowledge, 5% or more of the Total Current Voting Power;
          (ii) if the securities to be Transferred represent in the aggregate 5% or more Beneficial Ownership of the outstanding Voting Stock of the Company and the Transfer is made (A) in the case of a Transfer pursuant to clause (iii) or (iv) of Section 3.1(a), in a block trade or similar transaction, or (B) to a single purchaser (other than the Company or a Permitted Transferee and the WLR Group) in one or a series of related transactions or, to such Holder’s knowledge, to a group in one or a series of related transactions;
          (iii) if such Transfer would be in violation of applicable laws and regulations; or
          (iv) if the identity of the Transferee is known by such Holder and such Transferee is a Competitor or, to such Holder’s knowledge, any of the Subsidiaries or Affiliates of any Competitor.
          (c) Prior to any Transfers of Warrants or any Voting Stock to any Person under Section 3.1(a)(v), the Holder shall obtain a written certification from such Person regarding the amount of, and intentions with respect to, the Beneficial Ownership of Voting Stock held by such Person.
          (d) Each Holder acknowledges that the issuance of the Warrants and the Underlying Common Stock have not been registered under the Securities Act and may not be Transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act.
          3.2. Legends; Securities Act Compliance.
          (a) Each Holder agrees to the imprinting of the following legend on any certificate evidencing any of the Warrants and the Underlying Common Stock and any Additional Acquired Shares (provided that the legend set forth in the third immediately following paragraph shall only be affixed to a security Transferred in reliance on clause (vi) of Section 3.1(a) hereof) (as so legended, the “Restricted Securities”), unless such legend is no longer required with respect to such Holder as contemplated by the provisions of Section 3.2(b):
     “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.”
     “THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE SUBJECT TO RESTRICTIONS ON VOTING, TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN THAT CERTAIN INVESTOR RIGHTS AND RESTRICTIONS AGREEMENT, DATED AS OF JUNE 10, 2009, AMONG THE GREENBRIER COMPANIES, INC., WLR RECOVERY FUND IV, L.P., WLR IV PARALLEL ESC, L.P., WL ROSS & CO. LLC AND EACH OF THE OTHER HOLDERS FROM TIME TO TIME PARTY THERETO, COPIES OF WHICH INVESTOR RIGHTS AND RESTRICTIONS AGREEMENT ARE ON FILE AND AVAILABLE AT THE PRINCIPAL OFFICE OF THE GREENBRIER COMPANIES, INC.”
     “THE HOLDER HEREOF, BY VIRTUE OF ITS ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ARTICLES 3 (IF APPLICABLE) AND 5 OF THE INVESTOR RIGHTS AND RESTRICTIONS AGREEMENT AND, IF THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE WARRANTS, THE WARRANT AGREEMENT AND THIS CERTIFICATE.”
          (b) In the event that any Warrants, Underlying Common Stock or Additional Acquired Shares are Transferred pursuant to Section 3.1(a)(iii), Section 3.1(a)(iv) or, to the extent such securities are not required to bear legends pursuant to Section 3.1(a)(C) or (D),

Section 3.1(a)(vi), the Company shall promptly upon request remove the legends set forth above from the certificates representing such Warrants or Underlying Common Stock, as applicable.
          3.3. Additional Matters.
     The Company shall not be required to register any Transfer of the Warrants or the Underlying Common Stock in violation of this Article 3. The Company may, and may instruct any transfer agent for the Company to, place such stop transfer orders as may be required on the transfer books of the Company in order to ensure compliance with the provisions of this Article 3.
     4. CERTAIN COVENANTS AND OTHER AGREEMENTS
          4.1. Standstill.
          (a) Subject to Sections 4.1(b), 4.1(c) and 4.4, each of WLR-IV, Parallel Employee Fund and each Permitted Transferee agrees that during the Standstill Period, without the prior written approval of the Company, such Person shall not, and shall cause each member of the WLR Group not to, act alone or in concert with any other Person or group to, directly or indirectly:
          (i) acquire or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (including by way of merger or consolidation), by joining a partnership, syndicate or other group, through the use of a derivative instrument or voting agreement, or otherwise, (x) without the prior consent of a representative of the Company who has been authorized by the Board to approve or disapprove such transactions on behalf of the Company generally, debt securities of the Company or (y) Beneficial Ownership of Voting Stock, except that members of the WLR Group may (A) Beneficially Own the Warrants and the shares of Underlying Common Stock, (B) acquire Beneficial Ownership of additional shares of Common Stock pursuant to Sections 6.2 and 6.3, and (C) acquire Beneficial Ownership of additional shares of Common Stock representing in the aggregate not more than 3.4% of the Total Current Voting Power;
          (ii) (A) solicit or participate in any “solicitation” of “proxies” (as such terms are used in the rules of the SEC) with respect to any Voting Stock or (B) seek to advise or influence any Person with respect to the voting of any Voting Stock (other than in accordance with and consistent with the recommendation of the Board); provided, that the limitation contained in this clause (ii) shall not apply to any proposal recommended by the Board to be voted on by the Company’s shareholders that is not first publicly proposed by any member of the WLR Group;
          (iii) deposit any Voting Stock or any Convertible Securities in a voting trust or, except as otherwise provided or contemplated herein or the Warrant Agreement, subject any Voting Stock to any arrangement or agreement with any Person with respect to the voting of such Voting Stock, other than any such trust, arrangement or agreement the only parties to, or beneficiaries of, which are members of the WLR Group, the terms of which do not require or expressly permit any party thereto to act in a manner inconsistent with this Agreement;
          (iv) form, join or participate in a group (other than a group comprised solely of other members of the WLR Group) with respect to any Voting Stock or Convertible Securities; provided, however, such Person shall not be deemed to have formed, joined or participated in a group with another Person solely as a result of one or more Persons selling Registrable Securities under Article 5;
          (v) effect or seek, offer or propose to effect any Change of Control of the Company or any recapitalization, restructuring, liquidation, dissolution or other transaction with respect to the Company or any of its Subsidiaries or Affiliates; provided, however, nothing herein shall prohibit any member of the WLR Group from taking any such action if such offer or proposal (A) is specifically requested to be made in writing by the Board prior to the making off such offer or proposal or (B) where such action is comprised solely of discussions with or proposals to the Board and senior executives of the Company on a confidential basis;
          (vi) authorize any representative of any member of the WLR Group to be named as a director candidate on a proxy or ballot of any other Person relating to a matter to be voted on at a meeting of the Company’s shareholders, other than the proxy or ballot of the Company with the recommendation of the Board;
          (vii) otherwise effect or seek, offer or propose to effect control of, or influence over, the management, Board or policies of the Company, its Subsidiaries or controlled Affiliates or to publicly seek a waiver, amendment or modification of any provision of this Section 4.1(a); provided, however, that no action by the Board Designee (solely in his or her capacity as such) shall be deemed to violate this Section 4.1(a)(vii) and nothing herein shall prohibit any member of the WLR Group from taking any such action if such action (A) is specifically requested to be made in writing by the Board prior to the taking of such action or (B) where such action is comprised solely of discussions with or proposals to the Board and senior executives of the Company on a confidential basis;
          (viii) call or join with any other Person (other than the Board) in calling any special meeting of the shareholders of the Company; or
          (ix) otherwise (A) take any action that would reasonably be expected to compel the Company to make a public announcement regarding, (B) publicly disclose any intention, plan or arrangement that is inconsistent with, or

(C) advise, induce or knowingly substantially assist any Person in connection with, any of the matters set forth in this Section 4.1.
          (b) The restrictions set forth in Section 4.1(a) shall not prohibit any member of the WLR Group from participating in any tender offer, or participating in or voting for any transaction of the type described in clause (iii) or (iv) of the definition of Designee Termination Date. In addition, the restrictions set forth in Section 4.1(a) shall not apply if any of the following occurs (provided, that if any event described in clause (i) of this Section 4.1(b) occurs but such Third Party announces it has abandoned such offer, in clause (iii) of this Section 4.1(b) occurs but such agreement is subsequently terminated or in clause (iv) of this Section 4.1(b) occurs but the Company publicly announces that it is no longer exploring strategic alternatives or makes a similar public announcement indicating that it is no longer considering a change in control of the Company, then the restrictions set forth in Section 4.1(a) shall thereafter resume 30 days after such time (as long as at such time no new events of the following type has occurred) and continue to apply if a Board Designee is then serving as a member of the Board):
          (i) a third party who is not a member of the WLR Group or an Affiliate thereof (excluding for this purpose the proviso in the definition of “Affiliate” in Section 1.1) (a “Third Party”) commences (within the meaning of Rule 14d-2 under the Exchange Act) a bona fide tender or exchange offer for more than 35% of the outstanding Voting Stock and the Board either (A) redeems or amends the Stockholder Rights Agreement so as to make it inapplicable to such proposal or (B) does not recommend against the tender or exchange offer within ten Business Days after the commencement thereof or such longer period as shall then be permitted under SEC rules; or
          (ii) a Third Party acquires Beneficial Ownership of 35% of the outstanding Voting Stock; or
          (iii) the Company enters into an agreement pursuant to which a Third Party would acquire all or substantially all of the assets of the Company or providing for an acquisition (by way of merger, tender offer or otherwise) of more than 35% of the outstanding Voting Stock or a transaction in which the Company would be merged or consolidated with another Person, unless immediately following the consummation of such transaction the shareholders of the Company immediately prior to the consummation of such transaction would continue to hold (in substantially the same proportion as their ownership of the Company’s voting stock immediately prior to the transaction) more than 65% of all of the outstanding common stock or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction or any direct or indirect parent thereof; or
          (iv) the Company publicly announces that it is exploring strategic alternatives, or makes any similar public announcement indicating that it is actively seeking a change in control of the Company and, in any such event, such announcement is made with the approval of the Board.

          (c) If the Company engages in a transaction with another Person pursuant to which such Person acquires Beneficial Ownership of shares of Common Stock representing in excess of 20% of Total Current Voting Power through open market purchases or purchases from the Company for cash, or a combination thereof, where such transaction is primarily for the purpose of raising capital and not part of a broader strategic transaction or relationship, and the Company amends its then effective Stockholder Rights Agreement to facilitate such ownership and either does not enter into a standstill agreement with respect to such Person’s ownership or enters into a standstill agreement with respect to such Person’s ownership which includes standstill provisions that are less favorable to the Company than those contained in Section 4.1(a) hereof, but only with respect to (a) the duration of the Standstill Period (or its equivalent), (b) the restrictions on such Person’s ability to purchase equity securities of the Company or (c) the remainder of the standstill provisions contained in Section 4.1(a) hereof taken as a whole (unless they are not substantially less favorable to the Company as determined by the Board in its sole discretion), then the definition of Standstill Period herein and Section 4.1(a)(i) hereof shall be automatically amended to the extent necessary to conform them to the corresponding provisions of the agreement with such Person and the Company shall promptly notify WLR-IV in writing of such amendments; provided that WLR-IV may, on behalf of itself and the other members of the WLR Group, by written notice to the Company reject each such change (or group of changes as a whole in the case of the foregoing clause (c)) and elect to retain (a) the definition of Standstill Period herein, (b) the provisions contained in Section 4.1(a)(i) hereof, or (c) the remainder of the standstill provisions taken as a whole, as applicable, in each case as in effect as of immediately prior to the date on which such provisions would have otherwise been amended in accordance with this Section 4.1(c).
          (d) Nothing in clause (v) or clause (vii) of Section 4.1(a) shall be construed to prohibit a Board Designee from confidentially, in good faith and in the performance of his or her duties as a Director, discussing a proposal concerning any extraordinary transaction involving the Company or any successor thereto, any Subsidiary or division thereof, or any of their respective securities or assets, with the Board and representatives of the Company and its advisors who are involved in the evaluation or execution of any such proposal on behalf of the Company.
          (e) During the Standstill Period, each member of the WLR Group shall promptly notify the Company of any new acquisition or disposition, or entry into any agreement or arrangement which could reasonably result in any new acquisition or disposition, that would result in an increase or decrease, as applicable, of more than 1% of the Beneficial Ownership of Voting Stock or Convertible Securities of the WLR Group.
          4.2. Anti-Takeover Provisions. The Company represents that at or prior to the date hereof, it has taken all actions necessary, if any, such that, as of the date hereof, none of (a) receipt of the Warrants by WLR-IV or Parallel Employee Fund, (b) receipt of Underlying Common Stock by WLR-IV or Parallel Employee Fund, (c) purchases of Additional Acquired Shares permitted by Section 4.4, or (d) the entry by each of WLR-IV and Parallel Employee Fund into this Agreement and the performance by each such Person of its rights and obligations pursuant to this Agreement, shall (i) cause any member of the WLR Group to be subject to the restriction on business combinations with interested shareholders contained in Section 60.835 of Oregon Revised Statutes or under any similar takeover or interested shareholder law applicable to the transactions contemplated by this Agreement, (ii) constitute a “control share acquisition” under Sections 60.801 to 60.813 of Oregon Revised Statutes or under any similar control share acquisition law applicable to the transactions contemplated by this Agreement, (iii) violate any provision of the Company’s articles of incorporation or by-laws (as amended) or other similar organizational documents of its Subsidiaries, (iv) require any approval by the Company’s shareholders under the rules of the Applicable Exchange, (v) cause any member of the WLR Group to become an “Acquiring Person” under the Stockholder Rights Agreement, or (vi) otherwise trigger or cause any rights to arise under or in respect of, any provision of any of the Company’s articles of incorporation, by-laws or any contract or instrument to which the Company or any of its Subsidiaries is a party that would have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or the ability of the Company to perform its obligations hereunder or under the Warrant Agreement; provided that the aggregate Beneficial Ownership of the WLR Group (taken together) of Common Stock, does not exceed the WLR Grandfathered Percentage (as defined and calculated in the Stockholder Rights Agreement, as amended as of the date hereof).
          4.3. Restrictions on Hedging. During the Standstill Period, no member of the WLR Group shall engage in any Hedging Transaction with respect to Warrants or the Underlying Common Stock or the Additional Acquired Shares.
          4.4. Acquisition of Additional Voting Stock.
          Each of WLR-IV, Parallel Employee Fund and each Permitted Transferee shall disclose in its Schedule 13D filing initially disclosing this Agreement and the Warrant Agreement that it intends, depending on market conditions and other factors, to spend up to $1.5 million to purchase additional shares of Common Stock in open market transactions.
          4.5. Election of Directors; Quorum.
          (a) During the Standstill Period, at every meeting (or action by written consent, if applicable) of the shareholders of the Company, and at every postponement or adjournment thereof, each of WLR-IV, Parallel Employee Fund and each Permitted Transferee shall, and shall cause member of the WLR Group to (subject to the Company’s compliance with Section 2.1 in connection with such meeting (or action by written consent)), vote any and all shares of Common Stock Beneficially Owned by it or them, or to cause any such shares to be voted (in each case to the extent such Common Stock Beneficially Owned by it or them is eligible to so vote), in connection with any election or removal of Directors as follows: (i) in the manner recommended by the Board, with respect to a number of shares of Common Stock Beneficially Owned that is equal to (A) the total number of shares of Common Stock Beneficially Owned by WLR-IV, Parallel Employee Fund or such Permitted Transferee (and eligible to vote), multiplied by (B) a fraction (1) the numerator of which is the total number of shares of Common Stock voted by all shareholders of the Common Stock in the manner recommended by the Board with respect to the election or removal of each Director and (2) the denominator of which is the total number of shares of Common Stock represented at the applicable meeting, in person or by proxy, and (ii) in WLR-IV, Parallel Employee Fund’s or such Permitted Transferee’s discretion, with respect to all other shares of Common Stock Beneficially Owned by WLR-IV, Parallel Employee Fund or such Permitted Transferee.

          (b) During the Standstill Period, at every meeting (or action by written consent, if applicable) of the shareholders of the Company called by the Board, and at every postponement or adjournment thereof, WLR-IV, Parallel Employee Fund and each Permitted Transferee thereof agrees to cause any and all shares of Common Stock Beneficially Owned by it or them and entitled to be voted thereat to be present in person or represented by proxy at the meeting so that all such shares shall be counted as present for determining the presence of a quorum at such meeting.
          4.6. Notices Regarding Ownership.
     During the Standstill Period, each of WLR-IV, Parallel Employee Fund and each Permitted Transferee shall, and shall cause each other member of the WLR Group to, provide written notice to the Company within two Business Days after any Transfer by such Person, as applicable, of any Warrants, the Underlying Common Stock or any Additional Acquired Shares and shall state an accurate accounting of the resulting Beneficial Ownership of such Person.
          4.7. Stockholder Rights Agreement.
     The Company agrees that it shall not adopt any other shareholder rights agreement of a type commonly known as a “poison pill” unless the Company takes such action as is necessary to ensure that the provisions of such shareholders rights agreement are no more restrictive with respect to the WLR Group’s permitted Beneficial Ownership of the Company’s securities than the Stockholder Rights Agreement as amended as of the date hereof and without giving effect to any later amendment thereto (to the extent that such later amendment would lower the applicable percentage of Beneficial Ownership for purposes of calculating whether any Person is an “Acquiring Person” under the Stockholder Rights Agreement) or termination thereof.
          4.8. Investment Committee
          (a) WLRCo. and the Company believe that there may be potentially attractive investment opportunities (“Investment Opportunities”) in the railcar and marine barge manufacturing business and the railcar leasing, management services and aftermarket (e.g., refurbishments, parts and repairs) businesses in the United States, Canada and Mexico (the “Business”) that may be in their respective best interests to jointly pursue. Accordingly, unless and until the earlier of (1) the Designee Termination Date and (2) the date on which either party in its sole discretion determines otherwise (in which event it may upon notice terminate this Section 4.8(a) without liability to the other), each of WLRCo. and the Company shall designate at least one of its senior executives or directors (which designee may be appointed, removed or replaced in such party’s sole discretion) to serve on a committee (the “Investment Committee”) that shall be charged with (i) reviewing Investment Opportunities, (ii) considering whether the Company, alone or in conjunction with Affiliate(s) of WLRCo., should pursue such Investment Opportunities, and (iii) if appropriate, mutually recommending such Investment Opportunities and possible financing therefor to the Company. The Investment Committee shall establish its own procedures for the conduct of its activities. All out-of-pocket expenses of the Investment Committee and its members shall be paid or promptly reimbursed by the Company pursuant to the Company’s normal expense reimbursement procedures, including, with prior written approval of the Company, if applicable, fees and expenses of external advisors to the Investment

Committee. The Investment Committee shall make recommendations and reports from time to time to the Board (or a committee of the Board for the purpose of reviewing and evaluating Investment Opportunities). The Investment Committee may also, from time to time in its discretion, consider and make recommendations concerning Investment Opportunities outside of North America. Any deliberations by the Board (or any such committee) with respect to any Investment Opportunity shall be conducted in accordance with the policies and requirements of the Board and applicable law and, without limiting the general applicability of the foregoing, WLRCo. specifically acknowledges and agrees that, at the request of the Board or any such committee in its sole discretion, the Company may, through the Board, any such committee or otherwise, preclude any Board Designee from participating in any deliberations, and not share information with WLRCo. or any Board Designee, with respect to an Investment Opportunity that the Board or any such committee determines in its sole discretion gives, or may give, rise to a conflict of interest between the Company, on the one hand, and WLRCo., on the other hand, and so doing shall not be deemed to constitute a breach of any contractual or legal obligation to WLRCo. or any Board Designee.
          (b) In no event shall the Company, WLRCo. or their respective Affiliates have any obligation hereunder or otherwise to pursue any particular Investment Opportunity or provide debt or equity financing therefor, whether or not such Investment Opportunity is recommended by the Investment Committee or the Board. Each of WLRCo. and the Company expressly acknowledges and agrees that (i) each is involved in investment and other business activities, which may be competitive with the investments or other business activities of the other and (ii) any decision to invest or provide equity or debt financing with respect to any Investment Opportunity may be made by each party (or its Affiliate(s), as applicable) in such Person’s sole discretion.
          (c) Notwithstanding any other provision of this Section 4.8, during the period beginning on the date hereof and ending on the earliest of (x) the fifth anniversary of this Agreement, (y) the occurrence of an event of the type described in clauses (iii), (iv), (v) or, at the election of the Company, (vi) of the definition of Designee Terminate Date in Section 2.1(d), and (y) the removal of, or failure to ratify the appointment or election of, the WLR Board Designee pursuant to a proxy contest, each of the Company and WLRCo. shall, and shall cause its respective controlled Affiliates to, disclose to the other all Investment Opportunities made available to it or such Affiliate which would involve an investment of more than $10.0 million of debt or equity capital in the Business. WLRCo. and the Company shall discuss in good faith whether and how to jointly pursue such Investment Opportunity, it being acknowledged that neither party nor any of its respective Affiliates shall have any obligation hereunder (i) to provide, seek or accept (from the other or otherwise) debt or equity financing or otherwise pursue any such opportunity), (ii) to take any action in respect of any possible Investment Opportunity if and to the extent that it determines in good faith that so doing would constitute (A) a breach of (x) any contractual obligation of such Person under a contract which such Person is a party or bound as of the date hereof or (y) any contractual obligation to which such Person becomes a party or bound in the future (provided that, as to any such contractual obligation, such Person has endeavored in good faith to negotiate an exclusion therefrom that would have permitted such Person to share information with the other party as herein contemplated) or (B) a violation of any laws or legal duties to which such party or any of its Affiliates is subject, or (iii) in respect of potential investments by the Company in, or acquisitions by the Company of, rail cars in the ordinary course of its business or Investment Opportunities or other transactions pursued by Persons as separately identified and agreed to by the Company and WLRCo.
          (d) The provisions of this Section 4.8 apply to WLRCo. and the Company and their respective Affiliates only, and may not be transferred or assigned by either such party to any other Person (other than by operation of law), without the prior written consent of the other party.
          4.9. Voting Agreement.
     Each of WLR-IV, Parallel Employee Fund and each Permitted Transferee agrees that, to the extent that the WLR Group in the aggregate Beneficially Owns Excess Shares, such Person shall vote any and all Excess Shares Beneficially Owned by it, or cause any such shares to be voted (in each case to the extent such Common Stock Beneficially Owned by it or them is eligible to so vote), in the same proportion as the votes of all shareholders of the Company (other than the members of the WLR Group), present in person or by proxy at the meeting or by written consent. Each of WLR-IV, Parallel Employee Fund and each Permitted Transferee, on behalf of itself and each other member of the WLR Group, hereby constitutes and appoints the President and Secretary of the Company, and each of them, with full power of substitution, as its proxies to represent and to vote all of the Excess Shares in accordance with the terms and provisions of this Section 4.9. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the members of the WLR Group in connection with the transactions contemplated by this Agreement, the Warrant Agreement and the Credit Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 7.1. None of WLR-IV, Parallel Employee Fund or any Permitted Transferee, on behalf of itself and each other member of the WLR Group, shall hereafter, unless and until this Agreement terminates or expires pursuant to Section 7.1, grant any other proxy or power of attorney with respect to any of the Excess Shares, deposit any of the Excess Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person to vote, grant any proxy or give instructions with respect to the voting of any of the Excess Shares, in each case, except as is consistent with the terms of this Section 4.9. Any shares of Common Stock that are in excess of the WLR Grandfathered Percentage (as defined in the Stockholder Rights Agreement as amended as of the date hereof and without giving effect to any later amendment thereof) (a) under the circumstances described in paragraph (F) of Section 1(a)(y) of the Stockholder Rights Agreement (but only to the extent set forth in clause (2) of the proviso to such paragraph (F)) or (b) as a result of the application of provisions of Section 6.3, shall, in each case, constitute Excess Shares for purposes hereof and shall be subject to the provisions of this Section 4.9, so long as required in order for a member of the WLR Group to avoid being deemed an “Acquiring Person” for purposes of the Stockholder Rights Agreement as amended as of the date hereof and without giving effect to any later amendment thereof.
          4.10. Rights Solely for WLR.
     The rights and obligations of WLR-IV, Parallel Employee Fund, their Permitted Transferees and the other members of the WLR Group under this Article 4 shall only apply to

WLR-IV, Parallel Employee Fund, their Permitted Transferees and the other members of the WLR Group and may not be Transferred to any other Person.
     5. REGISTRATION RIGHTS
          5.1. Registration.
          (a) If at any time after the six-month anniversary date of this Agreement, the Company shall receive from one or more Holders a written request (a “Shelf Request”) that the Company register pursuant to Rule 415(a)(1)(i) under the Securities Act (or any successor rule with similar effect) a delayed offering of Registrable Securities, equal to at least 5% of the Voting Stock of the Company outstanding on the date of such Shelf Request (or, if the aggregate number of Registrable Securities held by all Holders on such date is less than 5% of such Voting Stock, then such number), then the Company shall use its reasonable efforts to cause the offer and sale of the Registrable Securities specified in such Shelf Request to be registered as soon as reasonably practicable and, in connection therewith, shall prepare and file with the SEC as soon as practicable after receipt of such Shelf Request, a shelf registration statement on Form S-3 relating to such Registrable Securities, if such Form S-3 (or any successor form thereof) is available for use by the Company, to effect such registration (a “Shelf Registration Statement”); provided, however, that each such Shelf Request shall (i) name each of the Holders making such Shelf Request, (ii) specify the number of Registrable Securities intended to be offered and sold by such Holders pursuant thereto, (iii) express the intention of each such Holder to offer or cause the offering of such Registrable Securities pursuant to such Shelf Registration Statement on a delayed basis in the future, (iv) describe the nature or method of the proposed offer and sale of such Registrable Securities pursuant to such Shelf Registration Statement, and (v) contain an undertaking of each such Holder to provide all such information and materials and take all such actions as may be required in order to permit the Company to (A) comply with all applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder, and (B) obtain any desired acceleration of the effective date of such Shelf Registration Statement. The Holders shall not be entitled to make more than one Shelf Request during any 365-day period. Any offers and sales of Registrable Securities pursuant to a Shelf Registration Statement shall be made only pursuant to a Tranche Request.
          (b) After a Shelf Registration Statement has been declared effective under the Securities Act by the SEC, then, upon the written request of the Holders named in the Shelf Request (a “Tranche Request”), the Company shall prepare such amendments to such Shelf Registration Statement (including post-effective amendments), if any, and such amendments or supplements to the prospectus relating to the Registrable Securities to be offered thereunder, as are necessary to facilitate the distribution of such Registrable Securities pursuant to such Tranche Request; provided, however, that such Tranche Request shall (i) name each of the Holders making such Tranche Request, (ii) specify the number of Registrable Securities intended to be offered and sold by each such Holder pursuant thereto (which number of Registrable Securities shall not, with respect to all such Holders making such Tranche Request, be less than 2% of the Voting Stock of the Company outstanding on the date of such Tranche Request (or, if the aggregate number of Registrable Securities held by all Holders on such date is less than 2% of such Voting Stock, then such number)), (iii) express the present intention of each such Holder to offer or cause the offering of such Registrable Securities pursuant to the Shelf Registration

Statement, (iv) describe the nature or method of distribution of such Registrable Securities pursuant to the Shelf Registration Statement (including, in particular, whether the Holders plan to effect such distribution by means of an underwritten offering), and (v) contain the undertaking of each such Holder to provide all such information and materials and take all such actions as may be required in order to permit the Company to comply with all applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder.
          (c) If at any time after the six-month anniversary date of this Agreement, a Shelf Registration Statement on Form S-3 is not available for use to the Company, then one or more Holders may make a written request (a “Demand Request” and, together with a Tranche Request, a “Registration Request”) that the Company register on Form S-1 under the Securities Act the offer and sale of Registrable Securities equal to at least 2% of the Voting Stock of the Company outstanding on the date of such Demand Request (or, if the aggregate number of Registrable Securities held by all Holders on such date is less than 2% of such Voting Stock, then such number), and the Company shall use its reasonable efforts to cause the offer and sale of the Registrable Securities specified in such Demand Request to be registered as soon as reasonably practicable and, in connection therewith, shall prepare and file with the SEC as soon as practicable after receipt of such Demand Request, a registration statement on Form S-1 (the “Demand Registration Statement”) to effect such registration; provided, however, that each such Demand Request shall (i) name each of the Holders making such Demand Request, (ii) specify the aggregate number of Demand Registrable Securities intended to be offered and sold by the participating Holders pursuant thereto, (iii) express the present intention of each such Holder to offer or cause the offering of such Demand Registrable Securities pursuant to such Demand Registration Statement, (iv) describe the nature or method of distribution of such Registrable Securities pursuant to such Demand Registration Statement (including, in particular, whether any such Holder plans to effect such distribution by means of an underwritten offering), and (v) contain the undertaking of each such Holder to provide all such information and materials and take all such actions as may be required in order to permit the Company to (A) comply with all applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder, and (B) obtain any desired acceleration of the effective date of such Demand Registration Statement.
          (d) If, other than pursuant to Section 5.1(a) through (c), the Company proposes or is required to file a registration statement under the Securities Act with respect to an underwritten offering of shares of Common Stock, whether or not for sale for its own account (other than a registration statement (i) on Form S-4, Form S-8 or any successor forms thereto, (ii) filed solely in connection with any employee benefit or dividend reinvestment plan, or (iii) relating solely to an offering of securities by the Company on a delayed or continuous basis pursuant to Rule 415 under the Securities Act), then the Company shall give prompt written notice of such proposed filing at least three Business Days before the anticipated filing date (the “Piggyback Notice”) to each Holder. The Piggyback Notice shall offer Holders the opportunity to include in such registration statement the number of Registrable Securities as they may request (a “Piggyback Registration”). Subject to Section 5.2(d), the Company shall include in each such Piggyback Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein by the Holders. The Holders shall be permitted to withdraw all or part of the Registrable Securities from a Piggyback Registration at any time at least two Business Days prior to the effective date of the Registration Statement relating to such

Piggyback Registration. The Company shall be required to maintain the effectiveness of the Registration Statement for a Piggyback Registration for a period of 90 days after the effective date thereof or such shorter period in which all Registrable Securities included in such Registration Statement have actually been sold.
          5.2. Registration Procedures, Rights and Obligations.
     The procedures to be followed by the Company and each selling Holder, and the respective rights and obligations of the Company and such Holders, with respect to the preparation, filing and effectiveness of a Registration Statement, and the distribution of Registrable Securities pursuant thereto, are as follows:
          (a) The Holders shall not be entitled to make, collectively, more than one Registration Request during any 180-day period (the “180-Day Limitation”); provided, however, that any Registration Request that (i) is withdrawn by the requesting Holders following the imposition of a stop order by the SEC with respect to the corresponding Registration Statement, (ii) is withdrawn by such Holders as a result of the exercise by the Company of its suspension rights pursuant to Section 5.2(f) hereof, (iii) is withdrawn by such Holders as a result of a Market Cut-Back, or (iv) in the case of any Demand Request, does not result in the corresponding Demand Registration Statement being declared effective by the SEC, shall not count for the purposes of determining compliance with the 180-Day Limitation. Any Registration Request that is withdrawn by the Holders for any reason other than as set forth in the previous sentence shall count for purposes of determining compliance with the 180-Day Limitation.
          (b) The Company shall (i) use commercially reasonable efforts to cause each Registration Statement to be declared effective promptly and (ii)(A) to keep such Registration Statement continuously effective and (B) to prepare and file with the SEC such amendments and supplements to each Registration Statement and each Prospectus used in connection therewith as may be necessary to make and to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Registrable Securities proposed to be distributed pursuant to such Registration Statement until, in the case of clause (ii) the earliest to occur of (1) the sale or other disposition of the Registrable Securities so registered, (2) 90 days after (x) in the case of Registrable Securities offered pursuant to a Tranche Request, the date of the final prospectus used to confirm sales in connection therewith or (y) in the case of Registrable Securities offered pursuant to a Demand Request, the effective date of the applicable Demand Registration Statement, and (3) the termination of the Holders’ registration rights pursuant to Section 5.8 hereof.
          (c) In connection with any underwritten offering pursuant to a Demand Registration Statement or Shelf Registration Statement, the Company, on the one hand, and the Holders of a majority interest in the Registrable Securities electing to participate in such underwritten offering (the “Majority Holders”), on the other hand, shall each select one investment banking firm to serve as co-manager of such offering. The co-manager selected by the Company shall be subject to the prior approval of the Majority Holders, which approval shall not be unreasonably withheld. The co-manager selected by the Majority Holders shall be subject to the prior approval of the Company, which approval shall not be unreasonably withheld. Each of the co-managers so selected by the Company and Majority Holders are hereinafter collectively referred to as the “Managing Underwriters.” The underwriter selected by the Majority Holders shall be the lead Managing Underwriter, whose responsibilities shall include running the “books” for any offering. The Company shall, together with the selling Holders, enter into an underwriting agreement with the Managing Underwriters, which agreement shall contain representations, warranties, indemnities and agreements then customarily included by an issuer in underwriting agreements with respect to secondary distributions under shelf registration statements and shall stipulate that the Managing Underwriters shall receive equal commissions and fees and other remuneration in connection with the distribution of any Registrable Securities thereunder.
          (d) Notwithstanding any other provision of this Agreement, in connection with any underwritten offering, the number of Registrable Securities proposed to be distributed by the Holders pursuant thereto may be limited by the Managing Underwriters if such Managing Underwriters determine that the sale of such Registrable Securities would significantly and adversely affect the market price of the Common Stock (a “Market Cut-Back”); provided, however, that, in the case of a Registration Request made after the third anniversary hereof, the Managing Underwriters may only make such determination with respect to one underwritten offering in each 12-month period; provided, further, however, in the case of an underwritten offering pursuant to a Piggyback Registration, the number of Registrable Securities proposed to be distributed by Holders pursuant thereto may be limited by the applicable Managing Underwriters if such Managing Underwriters determine that the sale of such Registrable Securities would significantly and adversely affect the market price of the Common Stock and any such determination shall not count for purposes of the foregoing proviso. If the Majority Holders disapprove of the terms of any proposed underwritten offering of Registrable Securities (including, without limitation, any reduction in the number of Registrable Securities to be sold by the Majority Holders pursuant to this Section 5.2(d)), the Majority Holders may elect to withdraw therefrom by written notice to the Company and the Managing Underwriters.
          (e) Subject to Section 5.1(d), in the event that the Company receives a Shelf Request, Tranche Request or Demand Request at a time when the Company (i) shall have filed, or has a bona fide intention to file, a registration statement with respect to a proposed public offering of equity or equity-linked securities or (ii) has commenced, or has a bona fide intention to commence, a public offering of equity or equity-linked securities pursuant to an existing effective shelf or other registration statement, then the Company shall be entitled to suspend, for a period of up to 90 days after the receipt by the Company of such request, the filing of any Registration Statement or the implementation of any Tranche Request.
          (f) The Company shall not be required to file a Registration Statement or to cause a Registration Statement to be declared effective and may suspend any distribution of Registrable Securities pursuant to any effective Registration Statement (i) during any Mandatory Black-Out Period (but only for so long as such Mandatory Black-Out Period is in existence) or (ii) if the Company shall have determined in good faith that because of valid business reasons (not including the avoidance of the Company’s obligations hereunder), including plans for a registered public offering, an acquisition or other proposed or pending corporate developments and similar events or because of filings with the SEC, it is in the best interests of the Company to delay such effectiveness or suspend such use. Prior to such delay or suspension with respect to clause (ii) above, the Company shall provide the Holders with written notice of such delay or suspension, which notice need not specify the nature of the event giving rise to such suspension (and, upon receipt of such notice, each Holder agrees not to sell any Registrable Securities pursuant to a Registration Statement until such Holder is advised in writing that the applicable Prospectus may be used, which notice the Company agrees to provide promptly following the lapse of the event or circumstances giving rise to such suspension). Each Holder shall keep confidential any communications received by it from the Company regarding the suspension of the use of any Prospectus (including, without limitation, the fact of the suspension), except as required by applicable law. The Company may delay the effectiveness of any Registration Statement pursuant to clause (ii) above for up to 60 days and may suspend any distribution of Registrable Securities pursuant to clause (ii) above for up to 60 days in any one time; provided that such right to delay the effectiveness of or suspend a Registration Statement shall be exercised by the Company not more than twice or for more than 90 days in the aggregate in any 12-month period; and provided further, that the restrictions set forth in this sentence shall not be applicable to any Piggyback Registration.
          (g) The Company shall promptly notify each selling Holder of any stop order issued or, to the Company’s knowledge, threatened to be issued, by the SEC with respect to any Registration Statement, and in each such case shall use its best efforts to prevent the entry of such stop order or to remove it if entered at the earliest possible date.
          (h) The Company shall furnish to each selling Holder (and any underwriters in connection with any underwritten offering) such number of copies of any Prospectus, in conformity with the requirements of the Securities Act, as such Holders (and such underwriters) shall reasonably request in order to effect the offering and sale of any Registrable Securities to be offered and sold, but only while the Company shall be required under the provisions hereof to cause the Registration Statement pursuant to which such Registrable Securities are intended to be distributed to remain current.
          (i) The Company shall use commercially reasonable efforts to register or qualify the Registrable Securities covered by any Registration Statement under the state securities or “blue sky” laws of such states as the selling Holders shall reasonably request and maintain any such registration or qualification current until the earliest to occur of (i) the sale of such Registrable Securities so registered, (ii) 90 days after (A) in the case of an offering of Registrable Securities pursuant to a Tranche Request, the date of the final prospectus used to confirm sales in connection with such distribution or (B) in all other cases, the effective date of the applicable Registration Statement, and (iii) the termination of the Holders’ registration rights pursuant to Section 5.8 hereof; provided, however, that the Company shall not be required to take any action that would subject it to the general jurisdiction of the courts of any jurisdiction in which it is not so subject or to qualify as a foreign corporation in any jurisdiction where the Company is not so qualified.
          (j) In the case of an underwritten offering in which any Holder is deemed to be, or reasonably determines upon advice of counsel it may be deemed or alleged to be, an underwriter or is required under applicable securities laws to be described in the Registration Statement or the Prospectus forming a part thereof as an underwriter, the Company shall use commercially reasonable efforts to (i) furnish to each such participating Holder and to each underwriter engaged in an underwritten offering of Registrable Securities, a signed counterpart, addressed to the participating Holders and such underwriter, of (A) an opinion or opinions of counsel to the Company and (B) a comfort letter or comfort letters from the Company’s independent registered public accounting firm, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the Majority Holders of the managing underwriters may reasonably request and (ii) use commercially reasonable efforts to make appropriate members of its management reasonably available for due diligence purposes, “road show” presentations and analyst presentations in connection with any distributions of Registrable Securities.
          (k) The Company shall use commercially reasonable efforts to cause all Registrable Securities to be listed on each securities exchange on which similar securities of the Company are then listed.
          5.3. Expenses of Registration.
     Except as specifically provided herein, all registration expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company. All selling expenses incurred in connection with any registrations hereunder shall be borne by the selling Holders of the securities so registered pro rata on the basis of the aggregate offering or sale price of the securities so registered.
          5.4. Indemnification; Contribution.
          (a) In the case of any offering registered pursuant to this Article 5, the Company hereby indemnifies and agrees to hold harmless each selling Holder (and its officers and directors), any underwriter (as defined in the Securities Act) of Registrable Securities offered by such Holders, and each Person, if any, who controls such Holder or any such underwriter within the meaning of Section 15 of the Securities Act against any losses, claims, damages or liabilities, joint or several, to which any such Persons may be subject, under the Securities Act or otherwise, and to reimburse any of such Persons for any legal or other expenses reasonably incurred by them in connection with investigating any claims or defending against any actions, insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement under which such Registrable Securities were registered under the Securities Act pursuant to this Article 5, the prospectus contained therein (during the period that the Company is required to keep such prospectus current), or any amendment or supplement thereto, or the omission or alleged omission to state therein (if so used) a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, except insofar as such losses, claims, damages or liabilities arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon information furnished to the Company in writing by any Holder or any underwriter for such Holder specifically for use therein.
          (b) By requesting registration under this Article 5, each Holder agrees, if Registrable Securities held by such Holder are included in the securities as to which such registration is being effected, and each underwriter shall agree, in the same manner and to the same extent as set forth in the preceding paragraph, to indemnify and to hold harmless the

Company and its directors and officers and each Person, if any, who controls the Company within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several, to which any of such Persons may be subject under the Securities Act or otherwise, and to reimburse any of such Persons for any legal or other expenses incurred in connection with investigating or defending against any such losses, claims, damages or liabilities, but only to the extent it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission of a material fact in any registration statement under which the Registrable Securities were registered under the Securities Act pursuant to this Article 5, any prospectus contained therein, or any amendment or supplement thereto, which was based upon and made in conformity with information furnished to the Company in writing by such Holder or such underwriter expressly for use therein.
          (c) Each party entitled to indemnification under this Section 5.4 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at its own expense, and provided, further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article 5 unless such failure resulted in actual detriment to the Indemnifying Party. No Indemnifying Party, (i) in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation, or (ii) shall be liable for amounts paid in any settlement if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.
          5.5. Representations, Warranties and Indemnities to Survive. The indemnity contained in this Article 5 shall remain operative and in full force and effect regardless of (i) any termination of any underwriting or agency agreement, (ii) any investigation made by or on behalf of the selling Holders, the Company or any underwriter or agent or controlling Person, or (iii) the consummation of the sale or successive resales of the Registrable Securities.
          5.6. Information by the Selling Holders. Each selling Holder shall furnish to the Company such information regarding such Holder in the distribution of Registrable Securities proposed by such Holder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Article 5.
          5.7. Market Standoff Agreement. In connection with the public offering by the Company of any of its securities, each Holder agrees that, upon the request of the Company or the underwriters managing any underwritten offering of the Company’s securities, such Holder shall agree in writing (the “Lock-Up”) that neither such Holder nor any controlled Affiliate of such Holder shall, directly or indirectly, offer to sell, contract to sell, make any short sale of, or otherwise sell, dispose of, loan, gift, pledge or grant any options or rights with respect to, any securities of the Company (other than those included in such registration statement, if any) now or hereafter acquired by the Holder (or any controlled Affiliate of the Holder) or with respect to which such Holder (or any controlled Affiliate of such Holder) has or hereafter acquires the power of disposition without the prior written consent of the Company and such underwriters for such period of time (not to exceed 14 days prior to the date such offering is expected to commence and 90 days after the date of the final prospectus delivered to the underwriters for use in confirming sales in such offering) as may be requested by the Company and the underwriters; provided, however, that no Holder (nor any controlled Affiliate of any Holder) shall be bound by such Lock-Up (i) more than once during any 12-month period, (ii) if such Holder and its Affiliates Beneficially Own, in the aggregate, less than 5% of the Voting Stock of the Company outstanding as of the date on which the Lock-Up is requested by the Company, or (iii) that is more restrictive than the Lock-Up that applies to the Company’s directors and Section 16 officers generally in such instance (other than for exceptions customary for individuals, such as those set forth in Section 3.1(a)(v)(y) hereof). Each Holder agrees that the Company may instruct its transfer agent to place stop-transfer notations in its records to enforce the provisions of the Lock-Up contained in this Section 5.7.
          5.8. Termination of Registration Rights. The rights of any Holder to cause the Company to register offers and sales of Registrable Securities under Article 5 hereof shall terminate on the earlier of (a) the later of (i) the second anniversary of the date on which all of the Warrants shall have been exercised or expired and (ii) the fifth anniversary hereof and (b) the date on which there cease to be any Registrable Securities outstanding.
          5.9. Transfer of Registration Rights. The rights contained in this Article 5 to cause the Company to register the offer and sale of the Registrable Securities, may be assigned or otherwise conveyed by a Holder only pursuant to and in connection with a Transfer permitted under Article 3 hereof.
     6. COMPANY SECURITIES OFFERINGS
          6.1. Stock Issuances Below Minimum Price. After the date hereof, the Company shall not issue Common Stock (or Convertible Securities) without consideration or for consideration per share (or having a conversion or exercise price per share) that is less than $6.00 (as adjusted for stock splits, dividends, combinations and the like) (the “Minimum Price”) unless approved in writing by Holders Beneficially Owning a majority in interest of the Underlying Common Stock Beneficially Owned by all Holders, which approval shall not be unreasonably withheld, except that the foregoing shall not apply to:
          (i) shares of Common Stock issued and outstanding on the date of this Agreement;
          (ii) shares of Common Stock or Convertible Securities or options therefor issued or granted to employees, officers, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to any employee benefit plan, stock grant, stock option plan or purchase plan, or stock option exchange plan or other employee stock incentive or similar agreement approved by the Board;

          (iii) securities issued or issuable upon conversion, exercise or exchange of warrants, options, notes, or other Convertible Securities outstanding on the date of this Agreement, provided that the terms of the securities or rights are not amended on or after the date hereof in a manner that would result in additional shares being issued thereunder or that would reduce the effective issuance price of such securities or rights below the Minimum Price in effect immediately prior to such amendment;
          (iv) shares of Common Stock or Convertible Securities issuable upon exercise of the Warrants to be issued pursuant to the Warrant Agreement;
          (v) shares of Common Stock or Convertible Securities issued or issuable in respect of any transactions with respect to which adjustments are made pursuant to Sections 4.1, 4.2 or 4.3 of the Warrant Agreement;
          (vi) securities issuable pursuant to the Stockholder Rights Agreement (or any similar successor rights agreement of the Company);
          (vii) shares of Common Stock or Convertible Securities issued or issuable in connection with any acquisition by the Company or joint venture agreements, in each case approved by the Board, whether through an acquisition of stock or a merger of any business, assets or technologies the primary purpose of which is not to raise equity capital, but only to the extent the Board determines, based on good faith estimates, that the pro forma effect of the acquisition will be accretive to its consolidated earnings for the next succeeding fiscal year following the consummation of such transaction;
          (viii) shares of Common Stock or Convertible Securities issued or deemed issued as a result of a decrease in the Exercise Price of the Warrants resulting from the operation of Section 4.4 of the Warrant Agreement; and
          (ix) securities issued in connection with the substantially concurrent repayment in full by the Company of all principal and accrued interest with respect to indebtedness outstanding and all expenses then payable under the Credit Agreement.
          6.2. Participation Rights.
          (a) If allowable by then applicable law and the rules and regulations of the Applicable Exchange (without obtaining shareholder approval) as determined in good faith by the Company (after consultation with legal counsel and, if appropriate, representatives of the SEC and/or the Applicable Exchange and, if requested, a representative of the WLR Group or its counsel) and subject to Section 6.2(c) hereof, in connection with an offering by the Company of shares of Common Stock registered under the Securities Act on Form S-1 or S-3 (other than an offering in which the Company reasonably believes the per share price to the public will be at least $6.00 (as adjusted for stock splits, dividends, combinations and the like)), the Company shall, or shall cause the managing underwriters or placement agents, as applicable, of such offering to, allocate in accordance with this Section 6.2(a) and Section 6.2(b) to each member of the WLR Group that holds Warrants on the date of the applicable Offering Notice, upon the terms applicable to the other investors in such offering, a portion of the shares of Common Stock so offered up to an amount equal to the product of (a) the aggregate number of such shares (disregarding for such purpose shares offered or sold pursuant to any over-allotment option) multiplied by (b)(i) the number of shares of Underlying Common Stock issuable upon exercise of all Warrants owned by such member of the WLR Group (without duplication) divided by (ii) the sum of (A) the aggregate number of shares of Common Stock outstanding as of the day immediately preceding the date of the Offering Notice and (B) the aggregate number of shares of Underlying Common Stock issuable upon exercise of all Warrants then held by members of the WLR Group, in each case, determined without giving effect to any limitations on the exercisability of such Warrants under Section 3.2(b) or 3.2(c) of the Warrant Agreement.
          (b) In connection with an offering to which Section 6.2(a) applies, the Company shall provide each applicable member of the WLR Group notice of such offering (such notice, the “Offering Notice”) at least seven Business Days prior to the date on which such shares are first offered for sale to the public, which notice shall include (i) the first date on which the Company expects to make such offer, (ii) the aggregate number of shares that the Company intends to offer and, to the extent practicable, an indication of the expected price range or expected basis for determining the price to public, (iii) the date and time by which the recipient thereof shall be required to submit a preliminary indication of interest with respect to participation in such offering, which deadline shall be no earlier than 5:00 p.m. PT on the third Business Day immediately preceding the date identified pursuant to clause (i), and (iv) the identity of the managing underwriters or placement agents, if any, for such offering. No later than the date and time specified in the Offering Notice, each member of the WLR Group that wishes to exercise its rights under Section 6.2(a) shall deliver to the Company and the managing underwriters or placement agents, as applicable, of such offering, a written statement setting forth the number of shares that such Person is interested in purchasing, which statement shall indicate different numbers of shares based on assumed prices to the public for such offering. The Company and each member of the WLR Group acknowledges that such indication of interest is not intended to be an offer to purchase, but merely an indication of interest to assist the Company and the managing underwriters or placement agent, as applicable, in structuring such offering and preparing appropriate disclosure for the prospectus or preliminary term sheet related to such offering. No later than the time at which the managing underwriters or placement agents, as applicable, of such offering obtain from potential investors final indications of interest prior to the pricing of such offering, each member of the WLR Group that has submitted a preliminary indication of interest shall provide its final indication of interest to the Company and the managing underwriters or placement agents, as applicable.
          (c) Notwithstanding the foregoing, if the Company determines in good faith that such offer and sale to members of the WLR Group would conflict with applicable law or the rules and regulations of the Applicable Exchange (without obtaining shareholder approval) (after consultation with legal counsel and, if appropriate, representatives of the SEC and/or the Applicable Exchange and, if requested, a representative of the WLR Group or its counsel) or prevent or materially delay the consummation of such offering, no member of the WLR Group shall have any right to participate in such offering and in lieu of such participation, to the extent permissible by then applicable law and the rules and regulations of the Applicable Exchange (without obtaining shareholder approval) as determined in good faith by the Company (after consultation with legal counsel and, if appropriate, representatives of the SEC and/or the Applicable Exchange and, if requested, a representative of the WLR Group or its counsel), the

Company shall use reasonable efforts to arrange for the private placement of a number of shares of Common Stock equal to that which such applicable members of the WLR Group would have been entitled to purchase pursuant to Section 6.2(a) in a transaction exempted from the registration requirements of the Securities Act, at the same price at which shares were initially offered to the public (or, if the Company is restricted by applicable law or the rules and regulations of the Applicable Exchange (without obtaining shareholder approval) in its ability to sell and issue such number of shares, the maximum number of shares of Common Stock allowable under such laws or rules and regulations). If any member of the WLR Group elects to purchase shares in such private placement, such shares shall not be deemed Registrable Securities until the six-month anniversary of the issuance thereof.
          (d) Each of WLR-IV, Parallel Employee Fund and each Permitted Transferee agree that any exercise by any member of the WLR Group of its rights under this Section 6.2 shall be deemed to be a waiver on behalf of it and each other member of the WLR Group of the rights of the WLR Group under Article 5 in the applicable transaction. WLR-IV may waive the rights under this Section 6.2 on behalf of itself and the other members of the WLR Group.
          6.3. Certain Rights Offerings. If at any time on or after the date hereof, the Company grants or issues rights to purchase Common Stock pro rata to the record holders of shares of Common Stock at a per share price of less than $6.00 (as adjusted for stock splits, dividends, combinations and the like) (the “Purchase Rights”), then the Company shall offer each member of the WLR Group and any Holder that received its Warrant pursuant to clause (vi) of Section 3.1(a) (but solely with respect to such Warrants) that holds Warrants on the record date for grant or issuance of such rights, the right to acquire, upon the terms applicable to such Purchase Rights, the aggregate number of shares of Common Stock which such Holder could have acquired if such Holder had held a number of shares of Underlying Common Stock equal to: (a) the number of shares of Underlying Common Stock issuable upon exercise of all Warrants owned by such member of the WLR Group (without duplication) divided by (b) the sum of (i) the aggregate number of shares of outstanding Common Stock and (ii) the aggregate number of shares of Underlying Common Stock issuable upon exercise of all Warrants then held by members of the WLR Group, in each case, determined as of the date immediately prior to the date on which a record is taken for the grant or issuance of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant or issue of such Purchase Rights, and in each case, determined without giving effect to any limitations on the exercisability of such Warrants under Section 3.2(b) or 3.2(c) of the Warrant Agreement. Notwithstanding anything herein or in the Warrant Agreement to the contrary, if any Person exercises his, her or its rights under this Section 6.3 with respect to a particular grant or issuance of Purchase Rights, such exercise shall be deemed a waiver of such Person to the adjustment provided for in Section 4.2 of the Warrant Agreement to the Exercise Price of the Warrants, and number of shares issuable upon exercise of the Warrants, held by such Person in respect of such grant or issuance of Purchase Rights.
          6.4. Termination. The provisions of this Article 6 shall terminate upon the earliest to occur of: (a) in the case of Section 6.1 and Section 6.2, the 18-month anniversary hereof, and, in the case of Section 6.3, the fifth anniversary hereof, (b) the date on which Warrants shall have been exercised such that at least 50% of the aggregate number of shares of Underlying Common Stock as of the date hereof (as adjusted for stock splits, dividends, combinations and the like) shall have been issued, (c) the date on which members of the WLR Group Beneficially Own less than 50% of the aggregate number of shares of Underlying Common Stock as of the date hereof (as adjusted for stock splits, dividends, combinations and the like), and (d) the occurrence of an event described in clause (iii) or (iv) of the definition of Designee Termination Date in Section 2.1(d).
     7. MISCELLANEOUS
          7.1. Termination. This Agreement shall terminate, except for Sections 5.4, and 5.5 and this Article 7 and as otherwise provided in this Agreement, as follows: (i) as to each Holder on the date that such Holder no longer Beneficially Owns, and has no contractual or other right to acquire, any Warrants or Underlying Common Stock, (ii) upon the written consent of the parties hereto in such number and manner required for amendments hereto as provided in Section 7.7, or (iii) except for Article 5 hereof, upon assignment by the Company in connection with a Change of Control consummated without the consent of Holders.
          7.2. Expenses. Except as otherwise provided herein, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that the Company shall pay all reasonable out-of-pocket costs incurred by WLR-IV, Parallel Employee Fund and Victoria McManus (and her Affiliates) in connection with the negotiation and execution of this Agreement and the Warrant Agreement.
          7.3. Successors and Assigns; Assignment. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. This Agreement may not be assigned by (a) the Company (other than by operation of law, including in connection with a Change of Control), without the prior written consent of the Holders holding a majority of the Underlying Common Stock Beneficially Owned by all Holders or (b) any Holder without the prior written consent of the Company, except that each Holder may assign their respective rights and obligations without such consent in connection with a Transfer made pursuant to and in accordance with the requirements for a Transfer under Section 3.1 and to the extent and as set forth in Section 3.1 (but only with respect to the Warrants or Underlying Common Stock, as applicable, so Transferred).
          7.4. No Third Party Beneficiaries. Except to the extent that rights are expressly granted to a party under the terms of this Agreement, this Agreement is not intended to create any rights, claims or benefits inuring to any Person that is not a party hereto nor create or establish any third party beneficiary hereto.
          7.5. Entire Agreement. This Agreement and the Warrant Agreement (together with any other agreements entered into among the parties or their Affiliates in connection herewith) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

          7.6. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
          7.7. Amendment and Waiver. No amendment, waiver or other modification of, or consent under, any provision of this Agreement shall be effective against the Company, unless it is approved in writing by the Company, and no amendment, waiver or other modification of, or consent under, any provision of this Agreement shall be effective against any Holder, unless it is approved in writing by Holders Beneficially Owning a majority in interest of the Underlying Common Stock Beneficially Owned by all Holders; provided that if any amendment or waiver operates in a manner that purports by its terms to treat any Holder differently from any other Holder in a manner adverse to such Holder, the consent of such affected Holder shall also be required for such amendment or waiver to be binding on such adversely affected Holder; provided further that any Holder may waive any rights or provide consent with respect to itself; provided further that notwithstanding the foregoing, the addition of a Holder as a party hereto in accordance with the terms of Article 3 shall not constitute an amendment hereto and may be effected by the execution of a counterpart hereto by such Holder and the Company. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained.
          7.8. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any Holder’s part of any breach, default or noncompliance under this Agreement or any waiver on such Holder’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law or otherwise afforded to any party, shall be cumulative and not alternative.
          7.9. Notices.
          (a) Any notice, demand or delivery authorized by this Agreement shall be sufficiently given or made when sent by email or facsimile (with a copy thereof sent by first-class mail, postage prepaid on the same day that the email or facsimile is dispatched) or when sent by overnight delivery, in each case addressed to any Holder at such Holder’s address shown on the register of the Company and to the Company, WLR-IV, Parallel Employee Fund or WLRCo. as follows:

If to the Company:	The Greenbrier Companies, Inc. One Centerpointe Drive, Suite 200 Lake Oswego, Oregon 97035 Fax: (503) 684-7553 Email: Martin.Baker@gbrx.com Attention: General Counsel

With a copy to:	Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, California 94304 Fax: (640) 493-6811 Email: jfore@wsgr.com Attention: John A. Fore

If to WLR-IV, Parallel Employee Fund or WLRCo.:	WLR Recovery Fund IV, L.P. 1166 Avenue of the Americas, 27th Floor New York, New York 10036 Fax: (212) 317-4891 Email: wlross@wlross.com Attention: Wilbur L. Ross, Jr.

With a copy to:	Jones Day 222 East 41st Street New York, New York 10017 Fax: (212) 326-3800 Email: raprofusek@jonesday.com Attention: Robert A. Profusek or to such other address as shall have been furnished to the party giving or making such notice, demand or delivery.
          (b) Any notice required to be given by the Company to the Holders pursuant to this Agreement shall be made in accordance with Section 7.9(a) to the Holders at their respective addresses as set forth on their respective signature page at the time such Holder entered into this Agreement and became a Holder or as otherwise shown on the register of the Company. Any notice that is sent in the manner herein provided shall be conclusively presumed to have been duly given as set forth in Section 7.9(a) whether or not the Holder receives the notice.
          7.10. Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience and shall not control or affect the meaning or construction of any of the provisions hereof. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall include all amendments of the same and any successor or replacement statutes and regulations. All references to agreements shall mean such agreement as may be amended or otherwise modified from time to time. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
          7.11. Governing Law. This Agreement and all rights arising hereunder shall be governed by the internal laws of the State of New York.
          7.12. Counterparts. This Agreement may be executed in any number of counterparts (and by different parties hereto in different counterparts, including Persons who become a party to this Agreement after the date hereof), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Remainder of Page Intentionally Left Blank.]

     IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights and Restrictions Agreement as of the date first set forth above.

THE GREENBRIER COMPANIES, INC.
By:	/s/ Mark J. Rittenbaum
	Name:	Mark J. Rittenbaum
	Title:	Executive Vice President, Treasurer and Chief Financial Officer

WLR RECOVERY FUND IV, L.P.,
By:	WLR Recovery Associates IV LLC,
its General Partner

By:	WL Ross Group, L.P.,
its Managing Member

By:	El Vedado, LLC,
its General Partner

By:	/s/ Michael J. Gibbons
	Name:	Michael J. Gibbons
	Title:	Manager

WLR IV PARALLEL ESC, L.P.
By:	WLR Recovery Associates IV LLC,
its Attorney-in-fact

By:	WL Ross Group, L.P.,
its Managing Member

By:	El Vedado, LLC,
its General Partner

By:	/s/ Michael J. Gibbons
	Name:	Michael J. Gibbons
	Title:	Manager

WL ROSS & CO. LLC, for purposes of Sections 4.8 and 7.3 through 7.12 only
By:	INVESCO Private Capital, Inc.,
its Managing Member

By:	/s/ Michael J. Gibbons
	Name:	Michael J. Gibbons
	Title:	Chief Financial Officer
[Investor Rights and Restrictions Agreement]